FILED PURSUANT TO RULE 424(b)(1)
                                                Registration No. 333-75903


                                   PROSPECTUS

                                  Common Stock

                                1,019,080 Shares

                           EXIGENT INTERNATIONAL, INC.


We are offering 1,019,080 shares of our common stock which may be issued upon exercise of your common stock purchase warrants. Each warrant entitles you to purchase one share of our common stock for $3.00 per share. This right to purchase expires on January 30, 2000.

The warrants trade on The Chicago Stock Exchange under the symbol "XNTW" and on the NASDAQ SmallCap Market under the symbol "XGNTW." Our common stock is traded on the Chicago Stock Exchange under the symbol "XNT" and on the NASDAQ SmallCap Market under the symbol "XGNT." On June 8, 1999, the closing price of our common stock on the NASDAQ SmallCap Market was $4.125 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THE SHARES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The date of this prospectus is June 25, 1999.

                            OVERVIEW OF OUR BUSINESS

We are a holding company which capitalizes on emerging opportunities in the fields of satellite command and control and telecommunications. We operate exclusively through our three wholly-owned subsidiaries, Software Technology, Inc., FotoTag, Inc. and Middleware Solutions, Inc. However, since FotoTag and Middleware Solutions are not currently generating meaningful revenue from their products, substantially all of Exigent's revenue is derived from the operations of Software Technology.

o Software Technology provides custom software, commercially available software, and engineering services for satellite command and control systems. These software products and engineering services enable our customers to test, locate and operate satellites from the ground and to manage the equipment in their satellite control centers. Software Technology provides a group of products, including its base product, OS/COMET. OS/COMET provides tools for developing and operating satellite command and control systems. In addition, an increasing part of this business is providing "information technology" services to our customers which means that we support or manage their hardware and software operating requirements. Software Technology has both government and commercial customers, which accounted for 79% and 21%, respectively, of Software Technology's revenues for the year ended December 31, 1998.


o FotoTag, Inc. sells a passenger/baggage reconciliation system for use by airlines, airports and other commercial transportation systems, such as cruise lines and railroads. The FotoTag(R) system consists of a proprietary software application developed by FotoTag and other commercially available hardware components.


o Middleware Solutions is a start-up company. It is developing inexpensive, high-performance messaging software that facilitates the sharing of data. Middleware is currently offering customers the opportunity to use "InterplayTM Software" free of charge on a trial basis. Interplay, the first product developed by Middleware, is for use by developers of various software applications. During the trial period, we hope to receive valuable feedback from users so that we can make a decision on whether we should commercially sell this software. Middleware is also developing other software products that will be marketed to developers of software applications. Middleware is not currently receiving revenue from its products.

Our principal office is located at 1225 Evans Road, Melbourne, Florida 32904-2314. Our telephone number (407) 952-7550.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to exercise the warrants and invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.


Risks Related to the Company


The failure of the market to accept our key products may result in reduced revenue and capital available for future product development.

Our earnings growth depends upon market acceptance of our commercial off-the-shelf satellite command and control software products, including our base product, OS/COMET and related products. Because the space industry historically has used customized software solutions, we cannot assure you that our potential customers will be interested in licensing these products. Whether potential customers will license our software depends on several factors, including:


o    how well our products perform;

o how well our products can be integrated into our customers' existing technologies; and

o whether our customers can achieve cost savings and become more efficient by using our software.

We incur expenses, such as product development, based in part upon our expectations regarding future revenues. Accordingly, the failure of potential customers to license these key products will likely necessitate a reduction in product development and marketing expenditures which, in turn, would have a material adverse effect on our business, financial condition and results of operations.


The existence or sufficiency of customer funding for our contracts may cause our quarterly results to fluctuate and adversely affect our stock price.

We expect that our quarterly operating results for Software Technology will fluctuate significantly for many reasons, including:


o uncertainty as to whether or when our commercial satellite communications or government customers will receive the funding necessary to license or purchase our products;

o uncertainty as to whether or when our defense agency or defense contractor customers will receive sufficient funding; and

o potential termination of our government contracts by our defense contractor customers for "no cause".


Software Technology often continues to perform under contracts in anticipation of customer funding, even though there may be no formal or official assurance of eventual funding for the contract. In addition, many of our costs and operating expenses are fixed and, therefore, cannot be reduced if customer funding is delayed. As a result, if our revenue declines significantly in any period, we would likely have lower net income for that period.


If our operating results in one or more quarters do not meet securities analysts' or investors' expectations, the price of our common stock could be materially adversely affected.

Since we rely heavily on US government entities for a substantial portion of our revenues, our financial results may be materially adversely affected by a decrease in US government expenditures for space-related programs.

We derive a substantial portion of our total revenues from US government entities involved in space-related programs. Sales to US government entities, excluding government contractors, represented in total approximately 42.0%, 45.36% and 59.3% of our total revenues for the 12 months ended January 31, 1997 and 1998 and the fiscal year ended December 31, 1998, respectively. As a result of this reliance on US government entities for a significant percentage of our revenues, our business, financial condition and results of operations may be materially adversely affected by any decrease in US government expenditures for space-related programs.




Since we rely on a small number of customers for a large portion of our commercial revenue, the loss of one or more of these major customers could have a material adverse effect on our financial results.

A few major customers account for a significant percentage of our commercial, or non-government, revenue. We cannot assure you that these customers will continue to purchase products from us at current revenue levels, if at all. If we lose one or more of these major customers or one of these customers fails to place an order when anticipated, our business, financial condition and results of operations could be adversely affected. As a result of this customer concentration, our operating results are subject to significant fluctuations.


Customers may discontinue purchases from us as a result of pressure from other divisions within their organization which compete against us.

Many of our customers are large aerospace prime contractors who, through one division, are purchasing our products and services, and through another division within their organization, may be marketing competing products or services. Because we are frequently a subcontractor, the competing division may attempt to influence or change the purchasing decisions of our customer, resulting in our customer discontinuing its purchases of our products and services and terminating its business relationship with us. If these business relationships are terminated, our sales of core products would decrease, resulting in cash shortfalls and requiring additional marketing and product development expenses to replace the lost revenue.


Since our products are used in high cost production and operation of satellites, the amount of damages for which we may be liable due to defects in our products may be significant

Our software may contain errors because it is so complex. We cannot assure you that we will find all errors in our products, or if we find errors, that we will be able to correct them in a timely manner, if at all. If our products contain errors or failures, we could lose potential customers, the market acceptance of our products could be delayed, our service and warranty costs could increase, or we could be forced to pay damages. Further, because our products are used in high cost production and operation of satellites, and because many companies, governments and individuals depend on those satellites, the costs and damages suffered by the customer and possibly other parties as a result of the errors can be very high. The errors or failures could cause substantial damages, including the loss of use of a system or the complete loss of a satellite. In addition to potential liability to third parties, errors and failures also could cause delayed revenues and increased expenses because we would need to use our engineers to correct the error or failure instead of working on new projects. Our contracts with our customers may not protect us against these expenses or damages. In addition, we do not maintain insurance to cover liability from our errors and failures. All of these events could have a material adverse effect on our business, financial condition or results of operations.

The length of our sales cycle increases our costs and increases the risk that we may not ultimately procure contracts


We believe that the period of time between initial customer contact and the sale of software to the customer is typically six to 12 months, and sometimes as long as 24 months. The reason for this is that a potential customer will conduct extensive and lengthy tests before deciding whether to purchase or license our product. While the customer is making this decision, our sales and marketing expenses will be significant. In addition, during this time period, there is a risk that space missions or projects will be cut back or terminated, that customer budgets will be reduced or that other conditions will arise which will cause the customer to decide that it does not want to purchase or license our product. Therefore, the risk associated with our lengthy sales cycle is that we may expend substantial time and resources over the course of the sales cycle only to realize no revenue from our efforts as a result of the customer's decision not to purchase from us. The difficulty in predicting when our customers will receive funding or if our commercially available products will be accepted by the customer hinders our ability to forecast when a customer will award us with a contract. Since our revenues are tied to particular projects, any delays in receiving contracts, particularly if the potential contract is significant, will have an adverse effect on our business, financial condition and results of operations.




We may incur substantial legal expenses and diversion of our technical and management personnel in protecting our proprietary rights against infringement by others.

Our success and ability to compete are dependent, in large part, upon our proprietary rights. To protect those rights, we rely primarily on a combination of copyrights, trade secret laws, trademarks, patents, employee confidentiality, non-competition and invention assignment agreements, and third-party non-disclosure agreements. The steps taken by us may not be adequate and third parties may infringe or misappropriate our copyrights, patents and other proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available in every country in which our products will be sold or licensed. We may be forced to bring a lawsuit to enforce our rights, which could result in substantial costs and take time and attention away from our business.


We may incur substantial legal and indemnification expenses if we are accused of infringing or misappropriating the proprietary rights of others.

We may be accused of infringing or misappropriating the intellectual property rights of others. In our licenses and software development and distribution agreements, we generally agree to indemnify our resellers for any expenses and liabilities they incur from claims of infringement or misappropriation. The amount of our indemnity obligation may be greater than the revenues we receive under the contract. If we are sued for possible infringement or misappropriation of the rights of others, even if the claims are not valid, the lawsuit could result in substantial costs, take time and attention away from our business, cause us to delay shipments of products or require us to enter into costly royalty or licensing agreements. If a royalty or licensing agreement is required, and we cannot enter into a satisfactory agreement, our business, financial condition and results of operations could be adversely affected.


Our revenues could decrease if we are unable to license technology and software required to produce our products and deliver our services.

We also license various technologies and software products from third party developers. These license agreements are generally non-exclusive and may be terminated at any time by either party upon written notice. If the developers terminate these agreements, develop other products that compete with our products or provide their products and expertise to our competitors, our business, financial condition or results of operations could be adversely affected. If a new royalty or licensing agreement is required, and we cannot enter into a satisfactory agreement, our business, financial condition and results of operations could be adversely affected.

Competition for and failure to hire qualified technical personnel may result in higher costs and lower revenue.

We bid for and accept contracts that require us to deliver highly specialized and complex solutions, products and services. In order to provide our customers with the solutions they require, we need qualified engineering, technical and sales personnel with substantial expertise in the fields of software engineering and computer engineering. In addition to these skills, it is helpful if our personnel have defense-related experience or expertise in the field of space communications. Often, a further requirement will be for our personnel to receive a security clearance from the US Government. Our experience indicates that the demand is greater than the available qualified employees in the market. We have had in the past, and may continue to have in the future, difficulty in finding a sufficient number of qualified employees. We have been unable to meet the qualifications for bidding on several jobs because of our insufficient number of qualified personnel with security clearances. While our inability to hire a sufficient number of qualified personnel with security clearances has not materially affected our financial results in the past, it may have a material impact in the future. This failure to hire and retain qualified technical personnel may in the future prohibit us from bidding for and accepting, or being selected for, a contract or job. Because there is a limited number of qualified individuals, this competition may result in higher compensation expense and an increased turnover in technical personnel. This turnover could also result in the disclosure or misappropriation of our proprietary rights. We compete for qualified personnel with software companies and the in-house development staffs of satellite manufacturers and equipment vendors. Many of these competitors have greater resources than we do. If we are unable to attract, hire, train, motivate and retain qualified technical personnel, we may not be able to conduct and expand our operations successfully. This may have a material adverse effect on our business, financial condition and results of operations.






We may incur unexpected costs in connection with correcting Year 2000 problems.

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without consideration of the impact of the upcoming change in century. If not corrected, many computer applications could fail or create erroneous results at or before the year 2000. We have tested our products and determined that our OS/COMET versions 3.5 and higher and all of our other products are year 2000 compliant. However, if we are wrong, and our products are not year 2000 compliant, we may be faced with the loss of contracts or delay in market acceptance of our products and services, disputes with customers, or increased maintenance and support costs to correct any problem or payment of damages. These unexpected problems could have a material adverse effect on the Company's business, financial condition and results of operations.


Our anti-takeover provisions may discourage a third party from acquiring your shares at a favorable price.

Our second amended and restated certificate of incorporation, by-laws and shareholder rights plan contain some provisions that reduce the probability of any change of control or acquisition of Exigent. A list of some of the provisions and the risk to you associated with each is set forth below:


Provision                               Risk to You


The ability of our board of directors   This allows our board of directors to
to issue blank check preferred stock    issue, without your approval, preferred
with rights, obligations and prefer-    stock with dividend, liquidation, con-
ences as our board of directors may     version or other rights which may dimin-
determine without further vote or       ish or take priority over your rights as
action by the stockholders.             a holder of common stock, and reduce the
                                        probability of a change of control or
                                        acquisition which, if consummated, would likely result in an offer to purchase your shares at an above-market price.

Provisions for a classified board of    This makes it more difficult for a
directors beginning with the election   potential acquirer to gain majority
of directors at our 1999 annual         control of our board of directors at a
meeting of stockholders.                single shareholders meeting so as to
                                        allow for a takeover which, if consum-
                                        mated, would likely result in an offer
                                        purchase your shares at an above-market
                                        price.

Provisions under which directors may    This makes it more difficult and expen-
only be removed by holders of at least sive for a potential acquirer to gain 60% of our common stock, with or with- control of our board of directors so as out cause, prior to the classification to allow for a takeover which, if con-
of directors.                           summated, would likely result in an
                                        offer to purchase your shares at an
                                        above-market price.

Provisions in the shareholder rights    If triggered, the issuance of shares at
plan under which existing shareholders  a substantial discount would dilute the
are allowed to purchase our shares at   value of any shares acquired by the
a substantial discount from the market  party attempting the takeover, thus dis-
price in the event of at takeover       couraging a takeover attempt which, if
attempt not supported by our board of   consummated, would likely result in an
directors.                              offer to purchase your shares at an
                                        above-market price.



Each of the provisions listed above has the general effect of making it more difficult for another party to effect an unfriendly takeover or other coercive acquisition of our shares not supported by our board of directors by increasing the cost of a takeover or otherwise discouraging the party attempting the takeover. Any one of these provisions may have the effect of discouraging a third party from making a proposal to acquire us which our board of directors has not solicited or does not approve, even if the acquisition would be beneficial to you. As a result, if you wish to participate in this type of a favorable transaction you may not have an opportunity to do so.

If we fail to estimate accurately our actual costs for fixed price contracts, we may incur losses on these contracts.

In providing our services and products to our customers, we sometimes enter into fixed price contracts. Approximately 8% of the revenues from our current contracts were derived from fixed price contracts. A fixed price contract is one where we commit to deliver software that meets specific requirements for a fixed price that is negotiated prior to development. The fixed price is based on engineering estimates with suitable margins to accommodate reasonable contingencies. The actual cost to develop the software may exceed the fixed price we receive because we miscalculated the time needed to develop the program or we experienced unexpected programming difficulties. Even if that happens, we must complete the contract and incur whatever losses result. These losses would have an adverse effect on our profitability.




If we are unable to obtain additional financial resources we may not be able to implement our product development and growth plans.

We believe that our existing capital resources will be sufficient to fund the company through the next 12 months. However, we expect that our new product development and growth plans will require us to find additional financial resources to fund these activities beyond the next 12 months. Although we recently completed a transaction to increase our line of credit with Huntington National Bank, we cannot assure you that we will be able to obtain sufficient additional funding from this lender. We cannot assure you that additional debt financing will be available to meet our needs since we are prohibited from borrowing additional amounts without the approval of Huntington. We cannot assure you that additional equity financing will be available to us.


Default on loan agreements may accelerate loan repayments, causing a cash shortfall.

All of our accounts receivable and equipment are pledged as collateral for the Huntington loan. If we violate the Huntington loan documents, Huntington could declare our indebtedness to be immediately due and payable. If we are forced to repay the full amount of the Huntington loan before maturity, we may not have sufficient cash following the payoff to conduct product development and otherwise implement our plans for growing our business. If we are unable to repay the entire amount of the Huntington loan, Huntington will be entitled to foreclose on the collateral, rendering the equipment unavailable for our business operations.





Risks Related to the Industry


Because most of our customers are engaged in the space industry, our financial results and stock price could be materially adversely affected if this industry does not continue to grow.


Since our customers are concentrated in the space industry, our success will depend on the continued growth in the market for software solutions for that industry. The space industry has grown rapidly in the past few years because technological advancements have led to lower launch and satellite production costs and risks and the demand for advanced wireless communication services, including applications for voice, video and data, has expanded rapidly. If that market does not continue to grow, the demand for our products will decrease, which may have a material adverse effect on our business, financial condition and results of operations. Because the space industry is changing rapidly, we cannot predict the industry's potential size or future growth rate. We also cannot predict the future needs for satellite command software and related services.



We operate in an industry with rapidly-changing technology. If we fail to adapt to technological changes within the industry our products may become obsolete or unmarketable, which could have a material adverse effect on our financial results.

Our business is subject to rapid technological changes, changing industry standards, changes in customer requirements and the frequent introduction of new products, services and enhancements. These changes may make our products obsolete or unmarketable. In addition, our customers may make changes to their systems that are not compatible with our technologies or products. Our failure to develop new products, product enhancements or related services to respond to these changes could have a material adverse effect on our business, financial condition and results of operations.


Intense competition for limited number of customers may cause us to lose projects or result in decreased revenues.

We operate in the highly competitive market providing software solutions for the space industry. In this industry, we compete for a limited number of potential customers in the sale of our key products and services. As a result, the competition among participants in our industry is intense since we and our competitors are pursuing a small number of customers. In addition to intensifying the competition, the limited number of customers for our key products and services also makes it more difficult for us to replace those customers or projects which are lost to a competitor. We compete primarily with in-house development staffs of satellite manufacturers and equipment vendors, third party contractors and a small group of other space-oriented software providers and systems integrators. Many of our competitors have longer operating histories, greater name recognition, larger or captive customer bases and significantly greater resources. In order to remain competitive and minimize our exposure and risk relating to competition, we will need to continue to develop and introduce, on a timely and cost-effective basis, new products and features that meet the changing needs of our customers. Our competitors may be able to respond more quickly to new technologies and the changing needs of customers. If we are not able to compete effectively, we may have to reduce our prices, receive fewer customer orders and lose market share, any of which could have a material adverse effect on our business, financial condition and results of operations.


Our customers in the satellite and telecommunications industry are subject to significant US and foreign government regulation. Changes in these regulations may make our products or services unsuitable for a customer's needs or otherwise decrease demand for our products or services.


While our operations are not directly regulated, our customers are subject to a variety of United States and foreign government regulations. Increased regulation could affect our business by reducing the number of customers to which we can sell our product or otherwise adversely affecting the satellite and telecommunications industries. Recent deregulation in the telecommunications industry could also affect our business by allowing more competitors and permitting consolidation of existing companies. This consolidation could reduce our customer base, force us to lower prices, decrease demand for our products, increase our costs or otherwise have a material adverse effect on our business, financial condition and results of operations. We are still investigating recent changes in export control regulations to determine the effect those changes will have on our ability to market, sell and license products and services in international markets.



Risks Related to the Offering


Your warrants may lose value if the sale of the underlying shares is not qualified under state law.

You will have the right to exercise the warrants to purchase shares of our common stock only if the shares qualify for sale or are exempt from qualification under state securities or "blue sky" laws of the state in which you then reside. We intend to use our reasonable efforts to qualify the common stock for sale in each state so as to permit exercise of the warrants, but there can be no assurance that we will be able to do so. The warrants may lose some or all of their value if the underlying shares are not, or cannot be, qualified in an applicable state. You should contact us at the number indicated on page 2 to determine whether you can exercise the warrants.

If you are one of our affiliates, you can sell the shares of common stock once you exercise the warrants only if you comply with Rule 144 of the Securities Act. Under this rule, you will be subject to volume limitations and requirements relating to manner of sale, notice and availability of current public information about us. "Affiliate" is defined under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, an issuer, and in our case, would include our directors, executive officers and major stockholders. You should contact us at the number indicated on page 2 if you think you are one of our affiliates.


Future issuances to our ESOP may dilute your holdings.

We have adopted the Software Technology, Inc. restated employee stock ownership plan and trust. This ESOP currently owns 1,669,536 shares of our common stock, 257,702 of our class A preferred shares and 714 warrants. Under the governing instrument of the ESOP, the board of directors, in its sole discretion, may cause us to issue common stock to the ESOP, for the benefit of our employees. Any future issuance of our common stock to the ESOP will result in dilution to our shareholders.


Our common stock has been thinly traded and the price may not be stable.

Our common stock has been thinly traded on the NASDAQ SmallCap Market. Therefore, you may not be able to sell the shares you receive upon exercise of the warrants in the quantities and at the time you wish to sell. We cannot assure you as to the prices of our common stock or that the prices will not decline. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market, investor perception of us and the industry in which we participate, and general economic and market conditions. Therefore, our common stock should only be purchased by investors who can afford to lose their entire investment.


Statements contained in this prospectus that are not historical facts are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance or achievements or events, or timing of events, relating to us to differ materially from our actual results, performance or achievements or actual events, or timing of events, relating to us expressed or implied by the forward- looking statements. The major known risks and uncertainties relating to our business are identified in this prospectus.




                                USE OF PROCEEDS

The net proceeds to us from the exercise of the warrants are estimated to be approximately $3,057,240 assuming all the warrants are exercised. We expect to use the proceeds from this offering for sales and marketing activities, research and development activities, general corporate purposes and working capital. We may use the proceeds to acquire business technologies or products that complement our business, although we have no agreements or understandings with respect to any transactions. Pending these uses, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing instruments.


                          DESCRIPTION OF THE WARRANTS


We have issued and outstanding 1,019,080 warrants. Each warrant entitles the holder to purchase one share of our common stock. The warrants may be exercised at any time through their expiration on January 30, 2000 at an exercise price of $3.00 per share, subject to adjustment. To exercise, a holder must surrender the warrant to the warrant agent identified below with the subscription form in the warrant properly completed and executed, together with payment of the exercise price. No fractional shares of our common stock will be issued in connection with the exercise of the warrants. We have no right to call the warrants.

If a holder of warrants fails to exercise the warrants prior to January 30, 2000, the warrants will expire and the holder will have no further rights with respect to the warrants. You will have the right to exercise the warrants to purchase shares of our common stock only if the shares qualify for sale or are exempt from qualification under state securities or "blue sky" laws of the states in which you then reside. We intend to use our reasonable efforts to qualify the common stock for sale in each state so as to permit your exercise of the warrants, but there can be no assurance that we will be able to do so. The warrants may lose some or all of their value if the underlying shares are not, or cannot be, qualified in an applicable state. You should contact our Chief Financial Officer or General Counsel at 407-952-7550 to determine whether you can exercise the warrants in your particular state. If we are unable to qualify the common shares underlying the warrants in the state in which a holder of the warrants then resides, that holder may have no choice but to let the warrants expire. See "Risk Factors-- Risks Relating to the Offering--Your warrants may lose value if the sale of the underlying shares is not qualified under state law."

If you are one of our affiliates, you can sell the shares of common stock once you exercise the warrants only if you comply with Rule 144 of the Securities Act of 1933. Under this rule, you will be subject to volume limitations and requirements relating to manner of sale, notice and availability of current public information about us. "Affiliate" is defined under the Securities Act of 1933 as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, an issuer, and in our case, would include our directors, executive officers and major stockholders. If you think you are one of our affiliates you should contact our Chief Financial Officer or General Counsel at 407-952-7550 before selling any of the shares you acquire upon exercising your warrants.


A holder of warrants will not have any rights or privileges as one of our shareholders prior to exercise of the warrants. We will keep available a sufficient number of shares of authorized common stock to permit exercise of the warrants.


The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will be subject to adjustment in the event of stock dividends, stock splits, combinations, reorganizations, subdivisions and reclassifications. No assurance can be given that the market price of our common stock will exceed the exercise price at any time during the term of the warrants.

The warrants were issued pursuant to a warrant agreement between us and the warrant agent, Mid-America Bank of Louisville and Trust Company. All descriptions of the warrants are qualified by reference to the warrant agreement which is included as an exhibit to the registration statement of which this prospectus is a part.



                                 LEGAL MATTERS


The legality of the common stock to be issued upon exercise of the warrants as well as the adequacy of the payment for the common stock and the legality of future assessments against the common stock has been passed upon for us by Edwards & Angell, LLP, 250 Royal Palm Way, Suite 300, Palm Beach, Florida 33480.



                                    EXPERTS


Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements in our annual report on form 10-K for the eleven months ended December 31, 1998, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Hoyman, Dobson & Company, P.A., independent certified public accountants, have audited our consolidated financial statements included in our annual report on form 10-K for each of the two years in the period ended January 31, 1998, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Hoyman, Dobson & Company, P.A.'s report, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York City and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at www.xgnt.com or at the SEC's web site at www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.


     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;


     3. The description of our capital stock contained in our registration statement on Form 8-A filed on October 21, 1997 and any amendment or report filed for the purposes of updating that description; and

     4. The description of our rights to purchase preferred stock contained in our registration statement on Form 8-A filed on November 4, 1998 and any amendment or report filed for the purpose of updating that description.


You may request copies of these filings at no cost, by writing or telephoning us at the following address and telephone number:


                          Exigent International, Inc.,
                                1225 Evans Road
                         Melbourne, Florida 32904-2314

                             Attn.: General Counsel
                             Telephone 407-952-7550

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.



No dealer, sales representative or any
other person has been authorized to give
any information or to make any represent-                  1,019,080 Shares
ations in connection with this offering
other than those contained in this pros-             Exigent International, Inc.
pectus, and, if given or made, the infor-
mation or representations must not be relied                 Common Stock
upon as having been authorized by the company.
This prospectus does not constitute an offer               ----------------
to sell, or a solicitation of an offer to buy,
any  securities  other  than the  registered                  Prospectus
securities to which it relates or an offer to,
or a solicitation  of, any person in any juris-
diction where the offer or solicitation would                June 25, 1999
be unlawful. Neither the delivery of this pros-pectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.






         TABLE OF CONTENTS



Overview of Exigent's Business                                  2
Risk Factors                                                    3
Use of Proceeds                                                10
Description of Warrants                                        10
Legal Matters                                                  11
Experts                                                        11
Where You Can Find More Information                            11